EXHIBIT 10.83

The Employment Agreements dated October 27, 2009 with Dennis J. Simonis, Wayne W. Roumagoux and Randolph H. Cabral are in substantially identical form to the following agreement, except for the term of the agreement and the salary.  The following are the provisions with respect to those items in the respective agreements:

The agreement with Dennis J. Simonis, the President of the General Partner, has a 24-month term and a salary of $264,000.

The agreement with Wayne W. Roumagoux, the Vice President and Chief Financial Officer of the General Partner, has a term of 18 months and a salary of $122,000.

The agreement with Randolph H. Cabral, a named executive officer, has a term of 18 months and a salary of $139,000.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this 27th day of October, 2009 between ML Macadamia Orchards, L.P. (“Company”) and Wayne W. Roumagoux (“you” or “your”), whose mailing address is P.O. Box 127, Volcano, Hawaii 96785-0127.

In consideration of the covenants and promises contained in this Agreement, the parties agree as follows:

1.             Employment.  The Company agrees to employ you in the capacity set out in Paragraph 4 commencing on October 1, 2009 (the “Effective Date”), and subject to termination as set forth in paragraph 3.

Throughout your employment under this Agreement you shall devote your full time and best efforts to the management of the financial affairs of the Company and the promotion of the Company’s business interests.  You will not, during your employment under this Agreement, engage in self-employment activities or related activities without the prior written consent of the Board. Such consent shall not be unreasonably withheld. If the Board does not respond within thirty (30) days of receipt of the request for consent, the parties will assume that such consent was granted.

2.             Term. Your initial term of employment under this Agreement, and this Agreement, shall commence on the Effective Date and end at midnight one and one/half years after the Effective Date.  The term shall extend for one day for each and every day the Agreement is in force until terminated by one of the other provisions set forth in the Agreement or by one of the provisions in this paragraph.  The parties intend that the Agreement shall always have one and one/half years to run unless terminated by one of the provisions in the Agreement.  Either the Company or you may terminate this evergreen provision at any time in their sole discretion so that the Agreement at such time shall have a fixed one and one/half years to run.  Should this evergreen provision be terminated by the Company and you are subsequently involuntarily terminated, you will be entitled to no less than one year of severance pay upon your termination.  Termination by written notice under this paragraph (2) shall be subject to the provisions of Paragraph 3.  Termination of this Agreement shall constitute a termination of your employment, unless otherwise agreed by the parties.

3.             Termination.  Your employment may be terminated during any applicable term without breaching this Agreement exclusively under the following circumstances:

a.             Cause.  Your employment may be terminated by the Company at any time for Cause.  Cause is defined as:

1.             Your failure or refusal to follow a lawful directive of the Company, through its Board, other than such failure resulting from your Disability (as defined in this Agreement), and such failure is not remedied to the reasonable satisfaction of the Board within 30 days of receipt of notice;

2.             Your gross and willful misconduct relating to your responsibilities, services or duties to the Company;

3.             Your conviction or plea of no contest regarding any felony, or lesser class crimes involving dishonesty or a violation of commonly accepted moral principles where such conviction is rationally related to the duties and responsibilities of your position;

4.             Any conduct demonstrating fraud, intentional misrepresentation or personal dishonesty involving Company business or assets;

5.             Your personal conduct which damages or jeopardizes the reputation of the Company;

6.             Unlawful use or possession of illegal drugs or controlled substances; or

7.             Any material breach of this Agreement.

b.             Termination without Cause.

The Company may terminate your employment without cause at any time.  In such event, you, upon execution of a settlement, waiver, and release agreement, a copy of which is attached as Exhibit A, shall be entitled to your base annual salary for the balance of the then applicable term.  Presumptively this shall be an eighteen month period.  There shall be no other severance pay.  The severance pay shall be paid at your option either (a) in a single lump sum payment in cash or (b) in 36 semi-monthly installments over an 18 month period (continuation of salary) as soon as practicable following the termination of employment without Cause and delivery of the executed settlement, waiver, and release agreement.

c.             Resignation without Cause.

You may resign your employment without cause by providing at least thirty days and not more than 60 days advance notice of your intended resignation date.  Upon effective resignation without cause, you shall be paid your salary earned and owing up to the date of resignation and any accrued vacation pay.  Your eligibility for benefits other than earned pay and vacation payout, if any, shall be determined according to then applicable plan documents and applicable law.  You shall not be entitled to severance pay.  Upon receipt of your notice of intent to resign, the Company may terminate your employment at any time prior to the designated resignation date and pay you the balance of what you would have earned according to your base salary, had you continued employment up to the resignation date and any accrued vacation pay.

d.             Resignation for Good Reason.

You may resign your employment for Good Reason upon the demonstrated occurrence of one or more of the following without your express written consent:

1.             Failure of the Company to continue your employment at the position set forth in this Agreement;

2.             Relocation of your office to a location that is off the Island of Hawaii;

3.             Substantial and material diminution of your level of authority, duties, or responsibilities within the Company; or

4.             The Company’s breach of any material provision of this Agreement.

You may not effectively resign your employment for Good Reason unless:

(a)           You provide the Company with at least 45 days prior written notice of your intent to resign; said notice stating in sufficient detail the reasons that you believe you have Good Reason to resign;

(b)           The Company has not reasonably remedied the stated reasons within 30 business days following receipt of notice; and

(c)           Your resignation occurs within one year from the occurrence of the Good Reason event.

Upon receipt of your notice of intent to resign for Good Reason, the Company may terminate your employment at any time prior to the designated resignation date and pay you the balance of what you would have earned according to your base salary, had you continued employment up to the resignation date.

In the event that you establish by substantial evidence one or more of the above grounds for resignation for Good Reason, and said grounds are not reasonably remedied within the period set forth in Section 4 (b), you shall be entitled to the same severance pay applicable in the event of a termination without Cause, subject to your execution of the same form of waiver and release agreement attached as Exhibit A.

e.             Death.  Your employment shall terminate upon your death.  The Company shall pay to your estate your accrued but unpaid salary, and vacation through the date of your death at the rate then in effect.  Any other monies which may be due to your estate shall be determined by pension or welfare benefit plans then in effect in accordance with applicable law.  The Company shall have no further obligation to you, your beneficiaries, or your estate under this Agreement.

f.              Disability.  Your employment status may be terminated due to “disability” as defined and explained herein.

1.             Your employment status shall terminate if you have a disability that would entitle you to receive benefits under a Long Term Disability Insurance Policy as may be in effect.  Any such termination shall become effective on the first business day after the employee has exhausted any accrued vacation and/or sick leave, when you are eligible to receive payments under such policy (or the first day that you would be so eligible, if you had timely applied for such payments).

2.             In the event that the Company has no Long-Term Disability plan in effect:  if (i) you are rendered incapable because of physical or mental illness, impairment or condition from discharging to the reasonable satisfaction of the Company any duty, responsibility or function required by your position for a period of ninety (90) consecutive days following the employee’s exhaustion of any accrued vacation and/or sick leave, or (ii) a qualified physician chosen by the Company determines that you cannot perform one or more duties, responsibilities or functions because of a physical or mental illness, impairment or condition.  If the Company makes such a determination, it shall have the continuing right and option, during the period that such disability continues, and by notice given in the manner provided under this Agreement, to terminate your employment.  Any such termination shall become effective after the employee has exhausted any accrued vacation and/or sick leave, unless within such time, a doctor selected or approved by the Company, renders a fitness for duty report that confirms your ability to perform competently all of your employment duties, responsibilities and functions.

3.             During any period that you fail to perform your duties as a result of incapacity due to physical or mental illness, impairment, or condition, you shall continue to receive your full salary at the rate then in effect until your employment is terminated, provided that payments made to you under this paragraph shall be reduced by the sum of amounts payable to you under disability plans or under the Social Security disability insurance program.

This subsection (f) shall be construed in a manner consistent with the requirements of the Americans With Disabilities Act and the applicable Fair Employment Practices laws of the State of Hawaii.

3A.          Section 409A Limitations and Compliance for Severance Pay.

The severance pay provisions under Section 3.b and 3.d of this Agreement are designed and intended to meet the separation pay plan exception requirements under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and shall operate in a manner consistent with guidance issued by the Department of Treasury and the Internal Revenue Service under Section 409A.  In accordance with the separation pay plan exception under Treasury Regulation Section 1.409A-1(b)(9), and notwithstanding any other provision in this Agreement to the contrary, the severance pay under Section 3.b and 3.d shall be subject to the following additional requirements and limitations:  (a) The severance pay shall not exceed two times the employee’s annualized rate of salary based upon the annual rate of pay for the calendar year before the year in which the employee terminates from service or, if less, two times the limit on annual compensation that may be taken into account for qualified retirement plan purposes under Code Section 401(a)(17) (e.g., $245,000 for calendar year 2009).  (b) The severance pay shall be completely paid no later than the end of the second calendar year following the calendar year in which the employee terminates from service.  (c) The employee’s termination from employment by the Company under Section 3.b shall mean an “involuntary separation from service” as defined under Treasury Regulation Section 1.409A-1(n), which provides generally that an involuntary separation from service is a definite and complete termination of employment (e.g., employee is not on a bona fide leave of absence, employee does not continue to work at reduced hours, employee is not immediately reemployed) due to the unilateral decision of the Company (e.g., not due to the request of the employee) as determined based on all the relevant facts and circumstances.  The resignation for Good Reason as described under Section 3.d is deemed to be an involuntary separation from service under the Code Section 409A regulatory guidelines.

4.             Job Title; Description of Duties and Responsibilities.  Your job title is Vice President and Chief Financial Officer.

a.             Responsibilities.  Except as limited by this Agreement, you will have the powers and responsibilities of the chief financial officer of an equivalent organization.  The Company will obtain director and officers liability insurance coverage in such amount, in such form and subject to such limitations, exclusions and deductibles as may be acceptable to the Company and made applicable to you as an officer of the Company.

b.             Duties.  Your business time, attention, skill and efforts shall be exclusively devoted to the business of the Company; provided, however, that nothing in this Agreement shall preclude you from devoting time during reasonable periods required for:

1.             Serving as an officer, director or member of a committee of any not-for-profit organization that does not present a conflict of interest with the Company;

2.             Engaging in charitable and community activities, provided that such activities do not materially affect or interfere with the performance of your obligations to the Company.

5.             Compensation and Benefits.

a.             Salary. Your salary commencing on your Hire Date shall be $120,000.00 to be paid in installments in accordance with procedures in effect at the time this agreement is fully executed.  Your salary shall not be reduced during any term and shall be reviewed annually for adjustment.  Any such adjustments will be deemed a bona fide amendment to this Agreement without the need for a memorandum or similar document evidencing such amendment.

b.             Vacation.  You shall be entitled to a reasonable vacation period per year of employment pursuant to the ML Macadamia Orchards, L.P. Vacation Policy in effect on the date this Employment Agreement is fully executed. You shall maintain all vacation benefits already accrued at the time this Employment Agreement is fully executed.

c.             Company Automobile.  The Company shall provide for the purchase or lease of an automobile suitable for your position.

d.             Flex Benefit Plan.  The Company shall provide a Flex Benefit Plan that includes medical, dental, vision and prescription drug coverage, employee term life insurance (benefit payable is 100% of earnings not to exceed $200,000.00), accidental death and dismemberment, and long term disability coverage with a monthly benefit of 60% of monthly earnings, not to exceed $8,000.00.

e.             Defined Contribution Retirement Plan.  The Company shall provide a Defined Contribution Retirement Plan with a Company match of $00.50 (Fifty Cents) for each dollar of employee contribution up to 4% of salary.

f.              Sick Leave. You shall be entitled to a reasonable sick leave based on the ML Macadamia Orchards, L.P. Sick Pay Plan in effect at the time this Employment Agreement is fully executed. You shall maintain any and all sick leave benefits already accrued at the time this Employment Agreement is fully executed.

g.             Incentive Program. You are entitled to continue your participation in the ML Macadamia Orchards, L.P. Management Incentive Plan and maintain any benefits that you have already accrued.

h.             Miscellaneous Benefits.  The company shall continue all other miscellaneous benefits in effect at the effective date of this Agreement, including Business Travel Accident Insurance, Annual Physical Examination, annual bonus program and all other miscellaneous benefits in existence as of the effective date of this Agreement.

The Parties intend that the value of the benefits provided shall meet or exceed the value of benefits provided to you by the Company immediately preceding your execution of this Agreement.  The Company reserves the right to change benefit policies or providers, provided that the aggregate monetary value of such benefits, after tax, shall not be less than those in effect under this Agreement. The interpretation and administration of plan benefits shall be governed by the plan documents.

6.             Confidentiality.  Except as required by law, neither this Agreement or any part of its contents shall be disclosed to third parties.

7.             Nondisclosure and Non-competition.

a.             Certain Definitions.  The following terms are defined as follows:

1.             “Confidential Information” means any information both written and oral relating to the business operations of the Company that is not generally known to persons engaged in a business similar to that conducted by the Company.

2.             “Company Business” includes all activities relating to the production, marketing and sale of macadamia nuts and related products and services.

b.             Nondisclosure of Confidential Information.  You shall hold in a fiduciary capacity for the benefit of the Company concerning all Confidential Information, which shall have been obtained by you during your employment with the Company and you shall use such Confidential Information solely within the scope of your employment and for the exclusive benefit of the Company.  At the end of your employment you agree (i) not to communicate, disclose or otherwise make available to any person or entity such Confidential Information, except upon prior written authorization of the Company or as may be required by law, and (ii) to deliver promptly to the Company any Confidential information in your possession, including the duplicates thereof and any notes or records with respect thereto.

In the event that applicable law or legal process requires disclosure of Confidential Information, you shall give the Company prompt prior notice of such required disclosure to provide the Company with a reasonable opportunity to contest or seek appropriate protective remedies in connection with such disclosure.

8.             Limited Covenant Not to Compete.

During the term of this Agreement, including any extensions:

(a)           You shall not, directly or indirectly, for yourself or others, own, manage, operate, control, be employed by, engage or participate in, or allow your skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation or control of any company or other business enterprise engaged in any aspect of the Company’s Business.

(b)           You shall not call upon any Company customer or potential customer for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company.

(c)           You shall not solicit, induce, influence or attempt to influence any supplier, lessor, licensor, Company employee or any other person who has a business relationship with the Company to discontinue or reduce the extent of such relationship with the Company; and

9.             Entire Agreement.  This instrument contains the entire agreement of the parties with respect to all matters pertaining to your employment with the Company.  This Agreement supersedes and terminates all prior agreements and understandings between the parties concerning your employment.  Except with respect to Section 5(a) of this Agreement, any modification of this Agreement shall not be effective unless contained in a writing expressly identifying it as a modification or amendment and signed by you and an authorized representative of the Board.

10.           Severability.  Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision of the Agreement which shall remain in full force and effect.  All surviving clauses shall be construed so as to effectuate the purpose and intent of the parties.

11.           Governing Law and Interpretation.  This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, except that the parties disavow any doctrine to the effect that ambiguities in a written instrument are construed against its drafter.  Further, the words of this Agreement shall be interpreted according to their common meaning.

12.           No Waiver.  No waiver on any provision of this Agreement shall be valid unless it is in writing and signed by the person against whom it is sought to be enforced.  The failure of any party at any time to insist on performance of any term, condition or covenant contained in this Agreement shall not be construed as a waiver or relinquishment of the right to insist on strict performance of the same term, condition or covenant at any future time.

13.           Voluntary and Knowing Agreement.  You represent that you have read and understood the terms of this Agreement, had an opportunity to ask questions and to review this Agreement with legal counsel of your choice, are not relying on the advice of the Company, and voluntarily sign this Agreement.

Notice.  All notices required under this Agreement shall be in writing and shall be deemed to have been completed when delivered by United States certified or registered mail to the addresses below, or by personal hand-delivery.

To The Company:	To You:

ML Macadamia Orchards, L.P. Attn. Human Resources 26-238 Hawaii Belt Road Hilo, Hawaii 96720	Wayne W. Roumagoux P.O. Box 127 Volcano, Hawaii 96785-0127

Disputes (Mandatory Arbitration)

A.            Employment-Related Claims.  This Provision applies to any claim between you and the Company arising out of or relating to or concerning any aspect of this Agreement, your employment with the Company, the termination of that employment, or your compensation or benefits from the Company.  Both you and the Company are equally bound to arbitrate all disputes arbitrable under this Agreement.

B.            Mandatory Arbitration.  You and the Company agree that any claim or dispute that you or the Company may have in connection with this Agreement or your employment shall be resolved by binding arbitration in Honolulu, Hawaii.

C.            Definition of claim.  “Claim” means any cognizable cause of action recognized at law.  This includes statutory, administrative and common law claims. Workplace problems, such as personality conflicts, management style, or asserted unfair treatment, that do not state a cognizable legal claim, are not arbitrable.

D.            Procedure.  Except as modified by this Arbitration Agreement, the Arbitration Rules, Procedures and Protocols of Dispute Prevention & Resolution, Inc., located in Honolulu, Hawaii, as may be amended from time to time, shall apply.  All claims shall be decided by one arbitrator.  In the event that the above entity dissolves or otherwise ceases to operate or provide arbitration services, the arbitration will be governed by the rules set forth in the Hawaii Uniform Arbitration Act then in effect. With regard to claims requiring initiation of investigations by administrative agencies such as the Hawaii Civil Rights Commission or the Equal Employment Opportunity Commission, this Agreement will not apply until such time as the agency finds cause to believe that discrimination or other unlawful activity occurred; or a notice of right to sue or similar document is issued by the applicable agency.

E.             Arbitrator Authority.  Notwithstanding any law to the contrary, the Arbitrator’s power is limited to deciding those legally cognizable claims expressly stated in the request for arbitration and to providing those remedies that a court or administrative agency would be empowered by law to order, in accordance with the burden of proof prescribed by law.

F.             Arbitration Costs and Attorneys’ Fees.  You shall not be required to pay administrative fees in excess of the fees (if any) that would have been incurred by you had the arbitrated dispute(s) been litigated in state or federal court or before a state or federal agency.  The Company will be responsible for all administrative fees exceeding such amount.  The Company will also be responsible for paying the arbitrator’s fees.  The types of costs for which you may be responsible include, without limitation, filing fees, deposition costs, service of process costs, witness fees and transcript costs.  The prevailing party in the arbitration is entitled to recover such actual costs and attorneys’ fees as would be available under applicable law had the claim been adjudicated by a court or agency.

G.            Federal Arbitration Act.  This arbitration agreement is entered into pursuant to the Federal Arbitration Act, 9 U.S.C. §§1 et. seq. and shall be construed in accordance with that law.

IT IS SO AGREED:

ML Macadamia Orchards, L.P.

/s/ Dennis J. Simonis
By:	Dennis J. Simonis	/s/ Wayne W. Roumogoux
Its	President	Employee
October 27, 2009		October 27, 2009
Date		Date